                                                                    EXHIBIT 21.0

                             LIST OF SUBSIDIARIES

Republic SPC1 Corporation

VQH Development, Inc.

RBREO, Inc.

Tampa Bay Equities, Inc.

Firststate Service Corporation

Republic Insurance Agency, Inc.

Gulf American Financial Corporation

Gulf American S.B.L., Inc.